EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST III
MERRILL LYNCH PREFERRED FUNDING III, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE YEAR ENDED December 31, 2012		FOR THE YEAR ENDED December 31, 2011		FOR THE YEAR ENDED December 31, 2010
	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST III	MERRILL LYNCH PREFERRED FUNDING III, L.P.
Earnings	$54,124	$63,048	$54,124	$63,057	$54,124	$63,055
Fixed charges	$—	$—	$—	$—	$—	$—
Preferred securities distribution requirements	52,500	54,124	52,500	54,124	52,500	54,124
Total combined fixed charges and preferred securities distribution requirements	$52,500	$54,124	$52,500	$54,124	$52,500	$54,124
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17	1.03	1.17